Exhibit (12)

TELEPHONE: 1-212-558-4000 FACSIMILE: 1-212-558-3588 WWW.SULLCROM.COM	125 Broad Street New York, New York 10004-2498 LOS ANGELES • PALO ALTO • WASHINGTON, D.C. BRUSSELS • FRANKFURT • LONDON • PARIS BEIJING • HONG KONG • TOKYO MELBOURNE • SYDNEY

September 8, 2026

Carlyle Credit Solutions, Inc.

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

New Carlyle Credit Solutions

One Vanderbilt Avenue, Suite 3400

New York, NY 10017

Ladies and Gentlemen:

We have acted as counsel to Carlyle Credit Solutions, Inc., a Maryland corporation (the “Predecessor Fund”), and New Carlyle Credit Solutions, a newly formed Delaware statutory trust and wholly owned subsidiary of the Adviser (as defined below) (the “Successor Fund”), in connection with (i) the Agreement and Plan of Reorganization, dated as of September 8, 2026 (the “Plan”), among the Predecessor Fund, the Successor Fund and, for the limited purposes set forth therein, Carlyle Global Credit Investment Management L.L.C., a Delaware limited liability company and investment adviser to the Predecessor Fund and the Successor Fund (the “Adviser”), which, among other things, provides for the merger of the Predecessor Fund with and into the Successor Fund, with the Successor Fund surviving the merger (the “Reorganization”), and (ii) the preparation of the Registration Statement on Form N-14 filed by the Successor Fund (as amended or supplemented through the date hereof, the “Registration Statement”), including the joint proxy statement/prospectus forming a part thereof. You have requested our opinion regarding whether the Reorganization will be treated for U.S. federal income tax purposes as a reorganization qualifying under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the “Code”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.

In providing our opinion, we have examined the Plan, the Registration Statement, Certificate of Representations of the Predecessor Fund and the Successor Fund dated as of the date hereof and delivered to us for purposes of this opinion (the “Certificate”) and such other documents, certificates and records as we have deemed necessary or appropriate for purposes of our opinion. In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed, photostatic or electronic copies, and the authenticity of the originals of such latter documents.

In rendering our opinion, we have assumed that (i) the Reorganization will be consummated in accordance with the provisions of the Plan and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party), (ii) the statements concerning the Reorganization and the parties thereto set forth in the Plan and in the Registration Statement are true, complete and correct, (iii) the statements and representations made by the Predecessor Fund and the Successor Fund in the Certificate are true, complete and correct as of the date hereof and will remain true, complete and correct at all times up to and including the Effective Time, (iv) any such statements and representations made in the Certificate “to the knowledge of” any person or similarly qualified are and will be true, complete and correct without regard to such qualification, (v) the Reorganization will qualify as a statutory merger under the Maryland General Corporation Law and the Delaware Statutory Trust Act, and (vi) the Predecessor Fund, the Successor Fund and their respective subsidiaries will treat the Reorganization for U.S. federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Reorganization is consummated in a manner that is different from the manner described in the Plan or the Registration Statement, our opinion as expressed below may be adversely affected. We undertake no responsibility to advise you of any factual developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments.

Based upon and subject to the foregoing, we are of the opinion that, under currently applicable U.S. federal income tax law, the Reorganization will constitute a “reorganization” within the meaning of Section 368(a)(1)(F) of the Code.

Our opinion is limited to the U.S. federal income tax issues specifically addressed herein, and no opinion is expressed or should be inferred as to any other U.S. federal income tax issues or the tax consequences under any state, local or foreign laws or with respect to other areas of U.S. federal taxation.

Our opinion is based on provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service (“IRS”) and case law, in each case, in effect on the date hereof, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Reorganization, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to advise or inform you of any legal developments arising after the date hereof or to supplement or otherwise revise our opinion to reflect any such developments. Our opinion is not binding on the IRS or any court, and there is no assurance or guarantee that the IRS or a court will agree with our conclusions.

This opinion is furnished to you solely in connection with the Reorganization and is not to be relied upon for any other purpose. We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Sullivan & Cromwell LLP